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                    FIRM TRANSPORTATION SERVICE AGREEMENT


THIS AGREEMENT is made and entered into this 27th day of October, 1993, by and between

   PACIFIC GAS TRANSMISSION COMPANY, a California corporation (hereinafter referred to as "PGT"), and

   CASCADE NATURAL GAS CORPORATION, a corporation existing under the laws of the State of Washington (hereinafter referred to as "Shipper").

          WHEREAS, PGT owns and operates a natural gas interstate pipeline transmission system which extends from a point of interconnection with the pipeline facilities of Alberta Natural Gas Company Ltd. (ANG) at the International Boundary near Kingsgate, British Columbia, through the states of Idaho, Washington and Oregon to a point of interconnection with Pacific Gas and Electric Company at the Oregon-California border near Malin, Oregon; and

          WHEREAS, Shipper desires PGT, on a firm basis, to transport certain quantities of natural gas from the International Boundary in the vicinity of Kingsgate, British Columbia and/or from Stanfield, Oregon (receipt points) to various delivery points as specified in Exhibit A of this Agreement; and

          WHEREAS, since July 15, 1981, PGT has provided firm transportation service to the Northwest Pipeline Corporation ("Northwest") under the terms and conditions of a firm transportation service agreement between PGT and Northwest and PGT's Rate Schedule T- l; and

          WHEREAS, the Federal Energy Regulatory Commission ("FERC") has authorized Northwest in Docket No. CP92-79 to, among other things, convert its gas sales service to Shipper on Northwest's interstate pipeline transmission system to firm transportation service; and

          WHEREAS, the FERC has authorized PGT in Docket No. G-17350-012 to assign to Shipper a portion of Northwest's firm transportation service on PGT formerly provided under Rate Schedule~T-l and to provide such service to Shipper under Part 284 of the FERC's regulations; and

          WHEREAS, Shipper desires to accept said assignment of Northwest firm transportation services on PGT; and

          WHEREAS, PGT is willing to transport certain quantities, of natural gas for Shipper, on a firm basis, utilizing its pipeline facilities,

          NOW, THEREFORE, the parties agree as follows:

I. GOVERNMENTAL AUTHORITY

1.1This Firm Transportation Service Agreement ("Agreement") is made pursuant to the regulations of the Federal Energy Regulatory Commission (FERC) contained in 18 CFR Part 284, as amended from time to time.

1.2This Agreement is subject to all valid legislation with respect to the subject matters hereof, either state or federal, and to all valid present
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and future decisions, orders, rules,  regulations and ordinances of all duly constituted governmental authorities having jurisdiction.



II. QUANTITY OF GAS

   2.1 The Maximum Daily Quantity of gas, as defined in Paragraph 1 of the Transportation General Terms and Conditions of PGT's FERC Gas Tariff First Revised Volume No. l-A, which is the maximum quantity of gas that PGT is required to deliver for Shipper's account to Shipper's point(s) of delivery is set forth in Exhibit A, attached hereto and made a part hereof

   2.2 The maximum quantity of gas which Shipper has a right to deliver to PGT at Shipper's point(s) of receipt, as identified in Exhibit A, equals the Maximum Daily Quantity plus an amount for fuel and line losses as set forth in PGT's Rate Schedule FTS-l of PGT's FERC Gas Tariff First Revised Volume No. l-A.

   2.3 PGT's obligation to deliver Shipper's gas from the Shipper's point(s) of receipt to the Shipper's point(s) of delivery is limited to the actual quantity of gas received by PGT for Shipper's account at Shipper's point(s) of receipt less Shipper's requirement to provide fuel and line losses, as set forth in PGT's Rate Schedule FTS-1, up to Shipper's Maximum Daily Quantity.


III. TERM OF AGREEMENT

3.1This Agreement shall become effective November 1, 1993 and shall remain in full force and effect for a period of thirty (30) years. Thereafter, this Agreement will continue year to year thereafter, provided however that PGT or Shipper may terminate all or any portion of service under this Agreement either at the expiration of the primary term, or upon any anniversary thereafter, by giving written notice at least twelve (12) months in advance.



















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IV. POINTS OF RECEIPT AND DELIVERY

   4.1 The point(s) of receipt of gas deliveries to PGT is/are as designated in Exhibit A, attached hereto.

   4.2 The point(s) of delivery of gas is/are as designated in Exhibit A, attached hereto.

   4.3 The delivery pressure, actual average atmospheric pressure, and other pertinent factors applicable to the points of receipt and delivery are also set forth in Exhibit A.


V. OPERATING PROCEDURES

   5.1 Shipper shall conform to all of the operating procedures set forth in the Transportation General Terms and Conditions of PGT's FERC Gas Tariff First Revised Volume No. 1-A.

   5.2 Shipper shall furnish gas for compressor fuel and line loss as set forth in PGT's Rate Schedule FTS-1.


VI. RATE(S)

6.1Shipper shall pay PGT each month all rates applicable to services rendered pursuant to this Agreement in accordance with PGT's Rate Schedule FTS-1, or superseding rate schedule(s), and PGT's current Statement of Effective Rates and Charges in PGT's FERC Gas Tariff First Revised Volume No. 1-A, on file with and subject to the jurisdiction of the FERC. This Agreement in all respects shall be and remains subject to the applicable provisions of PGT's Rate Schedule FTS-1, or superseding rate schedule(s), and of the Transportation General Terms and Conditions of PGT's FERC Gas Tariff First Revised Volume No. l-A on file with the FERC, all of which are by this reference made a part hereof.

   6.2 PGT shall have the right from time to time to propose, file and cause to be made effective with the FERC such changes in the rates and charges or service obligations applicable to transportation services pursuant to this Agreement, the rate schedule under which this service is hereunder provided, or any provisions of PGT's Transportation General Terms and Conditions applicable to such services. Shipper shall have the right to protest any such changes proposed by PGT and to exercise any other rights that Shipper may have with respect thereto.


VII. MISCELLANEOUS

   7.1 This Agreement shall be interpreted according to the laws of the state of California.




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VII. MISCELLANEOUS (continued)

   7.2 Unless herein provided to the contrary, any notice called for in this Agreement and/or PGT's Transportation General Terms and Conditions shall be in writing and shall be considered as having been given if delivered by facsimile or registered mail, with all postage or charges prepaid, to either PGT or Shipper at the place designated below. Routine communications, including monthly statements and payment, shall be considered as duly delivered when received by ordinary mail or facsimile. Shipper's daily nominations shall be considered as duly delivered when received by electronic data interchange. Unless changed, the addresses of the parties are as follows:

                   "PGT" PACIFIC GAS TRANSMISSION COMPANY
                   160 Spear Street
                   Room 1900
                   San Francisco, California 94105-1570
                   Attention: President & CEO

   "SHIPPER"       CASCADE NATURAL GAS CORPORATION
                   222 Fairview Avenue North
                   Seattle, Washington 98109
                   Attention: Mr. Jan T. Stoltz

   7.3 Prior to initiation of service, Shipper shall provide PGT with any information required by the FERC, as well as all information identified in PGT's Transportation General Terms and Conditions applicable to service under PGT's Rate Schedule FTS-l and this Agreement.

   7.4 A waiver by either party of any one or more defaults by the other hereunder shall not operate as a waiver of any future default or defaults, whether of a like or of a different character.

   7.5 Nothing in this Agreement shall be deemed to create any rights or obligations between the parties hereto after the expiration of the Initial or Subsequent Term(s) set forth herein, except that expiration of this Agreement shall not relieve either party of the obligation to correct any quantity imbalances or Shipper of the obligation to pay any amounts due to PGT to the date of expiration.

   7.6 Shipper warrants for itself, its successors and assigns, that it will have at the time of delivery of the gas to PGT hereunder good title to such gas and that all gas delivered to PGT for transportation hereunder is eligible for all requested transportation in interstate commerce under applicable rules, regulations or orders of the FERC, or other agency having jurisdiction. Shipper will indemnify PGT and save and hold it harmless from all suits, action, damages (including reasonable attorneys' fees) and costs connected with regulatory or legal proceedings, arising from the breach of this warranty.




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VII. MISCELLANEOUS (Continued)

7.7This Agreement constitutes the full agreement between Shipper and PGT and any subsequent changes to this Agreement must be made in writing by an amendment to this Agreement. This Agreement may only be amended by an instrument in writing executed by both parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                              PACIFIC GAS TRANSMISSION COMPANY


                              By: /s/   Stephen P. Reynolds
                                        Stephen P. Reynolds
                                        President & CEO



                              CASCADE NATURAL GAS CORPORATION

                               /s/      King Oberg
                                        King Oberg
                              Title: Vice President, Gas Supply






























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                                  EXHIBIT A

To the
FIRM TRANSPORTATION SERVICE AGREEMENT
Date November 1, 1993 between
PACIFIC GAS TRANSMISSION COMPANY
And
CASCADE NATURAL GAS CORPORATION



RECEIPT

Receipt                                Maximum Received Quantity
Point(s)<F4>                                 (MMBtu/d)<F1>

Interconnection of PGT's system wit the system  31,335
of Alberta Natural Gas Company Ltd. at the
International Boundary in the vicinity of Kingsgate,
British Columbia

DELIVERY

De1ivery                                Maximum Daily Quantity
Point(s) <F2> <F3>                           (MMBtu/d)<F5>
Spokane NPC, WA                                 14,388
Kosmos Farms, OR                                   200
Stanfield City Tap, OR                             192
Madras, OR                                       1,502
Prineville, OR                                   1,804
Redmond, OR                                      2,600
Bend, OR                                         8,200
Sterns, OR                                       1,910
LaPine, OR                                         285
Gilchrist, OR                                      204
Chemult, OR                                         50

TOTAL                                           31,335

<F1>  The total quantity of gas received by PGT from Shipper at receipt point shall not exceed 31,335 MMBtu per day plus the quantities of gas to be furnished by Shipper for fuel nd line loss in accordance with PGT's Rate Schedule FTS-I and the Statement of Effective Rates and Chrages of PGT's FERC Gas Tariff First Revised Volume l-A, for service under Rate Schedule FTS-l

<F2>  If capacity to delivery points other than Spokane -NPC is not being utilized, then Cascade at its option, subject to operating conditions on PGT, may have gas volumes delivered at a secondary delivery point, Stanfield Exchange, Oregon Demand charges are based on primary delivery point and the

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Kingsgate, British Columbia receipt point Cornmodity charges are applied per pipeline mile to gas transported by PGT

<F3>  Cascade has the right to designate up to 31,335 MMBtu per day of its
Maximum Daily Quantity to delivery points south of Stanfield Exchange, Oregon.

<F4>  Pursuant to Paragraph 29 of PGT's Transportation General Terms and
Conditions of its FERC Gas Tariff First Revised Volume No 1-A Shipper may designate other rcceipt points as "secondary receipt points" such as Stanfield, Orrgon, the interconnection of PGT's system with the system of Northwest Pipeline Corporation.


<F5>  Delivery pressure during normal operations on PGT shall be at 425 psig.







































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